EMPLOYMENT AGREEMENT


      THIS AGREEMENT is entered into this 29th day of August 2003, between Mark Emerson (hereafter "Employee") and English Language Learning and Instruction System, Inc. (hereafter "the Company"), to memorialize the terms and conditions under which the Company shall hire Employee to perform the tasks described in this Agreement.

                             RECITALS

      WHEREAS, the Company's Board of Directors desire to hire Employee to perform the tasks described in this Agreement, and Employee desires to perform those tasks in return for the consideration described in this Agreement; and

      WHEREAS, the parties desire to establish and define each other's mutual covenants, rights and responsibilities;

      NOW, THEREFORE, in consideration of the parties' mutual covenants set forth herein, the parties agree as follows:

      1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, under the terms and conditions herein set forth.

      2. Employee's Duties: Employee is engaged to work for the Company full-time. Though Employee will generally implement certain strategies that the Company's Board of Directors and President define, his duties will generally fall under the ambit of one or both of the following: 1) promoting the Company's ELLIS Software products among federal and state governmental entities, offices and officials, with an eye toward having the ELLIS Software included in grants, appropriations and budgets for English education and literacy; and 2) promoting the ELLIS Software to domestic corporations, foreign corporations and foreign governments.

      3. Compensation. The Company shall pay Employee, as consideration for his services rendered, the following base compensation, which may be increased by proper resolution of the Company's Board of Directors:

         a) An annual salary of $25,000.00, which shall be paid according to the Company's policy for paying salaried employees in place from time to time during this Agreement;

         b) Commissions on net revenues that ELLIS receives from domestic or foreign government initiatives in which Employee materially participates. Employer and Employee acknowledge that "government initiative" is not a defined term, but agree that it contemplates and includes revenues to ELLIS as a result of the ELLIS Software being purchased pursuant to a grant, appropriation, or other similar form of allocation of funds from i)



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the United States federal government; ii) the government(s) of one or more of the 50 United States, including their sub-agencies; iii) any foreign provincial or federal governing entity; and/or iv) a third-party lending money or otherwise providing financing to any of the above types of government entities pursuant to an initiative to teach English as a second language. These commissions will be paid within thirty (30) days of the conclusion of each month during which this Agreement is in effect and for a period of two
(2) full calendar years after the date on which this Agreement terminates for any reason other than Employee's malfeasance. Commissions will be based on aggregate annual net revenues to ELLIS, according to the following schedule:

              Net Revenues to ELLIS            Percentage
              ---------------------            -----------

              Up to first $1,000,000                20
              Next $1,000,000 to $2,000,000         25
              Over $2,000,001                       30

         The table above reflects percentages based on net revenues to ELLIS during a calendar year;

         c) Commissions of ten percent (10%) of net revenues that ELLIS receives from sales of the ELLIS Software to i) corporations or any other third party not falling under the definition of a "government initiative" under sub-paragraph (b) above; ii) to whom Employee was the initial and/or primary representative from ELLIS during the sale and negotiation process culminating in net revenues to ELLIS; iii) for a period of two (2) years after the date on which said party makes its/their initial purchase of ELLIS Software. Commissions paid pursuant to this sub-section shall be paid within thirty (30) days of the conclusion of each month during which this Agreement is in effect and for a period of two (2) full calendar years after the date on which this Agreement terminates for any reason other than Employee's malfeasance.

         d) Options to purchase up to 50,000 shares of the Company's common stock, at a strike price of eighty cents ($0.80), vesting on the date of this Agreement and expiring at midnight on August 1, 2008;

         e) Options to purchase up to 12,500 shares of the Company's stock, at a strike price of eighty cents ($0.80), vesting at the conclusion of every calendar quarter during which this Agreement is in effect and expiring sixty
(60) months after the respective vesting dates, through either the quarter ending September 30, 2008 or the last quarter of Employee's employment with the Company, whichever might first occur;


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         f)   Medical, dental and disability insurance coverage for Employee and his dependents under the Company's general policies provided for employees as shall exist from time to time; and,

         g) A right to draw advances from the Company of up to i) $8,000 per month; and ii) $80,000 per calendar year. The Company shall be reimbursed for the gross amount of said draws made during a calendar year less twelve thousand five hundred dollars ($12,500). Said reimbursements shall be made in the form of deductions from accrued commissions due Employee during each month that this Agreement is in effect. The intent and effect of this provision is that Employee draw up to $12,500 without reimbursing the Company therefore. Employee shall provide the Company seven (7) days' advance written notice of his exercise of a particular draw.

      4. Working Facilities. The Company shall furnish Employee, and assume all costs and expenses associated with, such offices, equipment, technical and secretarial assistance, and other facilities and services suitable and adequate for the performance of his duties.

      5.  Employee Expenses.   The Company shall pay, or reimburse Employee,
for travel and other expenses necessarily incurred by Employee in furtherance of his duties and pursuant to this Agreement. The Company shall pay these expenses as they are incurred or within thirty (30) days of Employee's submitting an itemized statement of costs and expenses incurred in furtherance of his duties hereunder.

      6. Vacation Time. Employee shall be entitled each year to a vacation of up to ten (10) business days, during which time his salary and other compensation due under this Agreement shall be paid in full. Employee may take his vacation time at any time during the year and in any increments as he sees fit, but shall provide the Company advance notice of two (2) weeks prior to taking all or a portion of his vacation time. Employee shall also be entitled to five (5) "personal" days per calendar year, which he can take off for sickness, extending vacation and/or holiday time, birthdays, etc. No deduction shall be made from Employee's salary for the pay period during which he takes some or all of his personal days, nor shall any deduction be made from Employee's salary for days on which the Company is closed for business.

      7.  Covenant Not to Compete.   Employee agrees, as a material inducement
to Employer to enter into this Agreement, not to compete (as defined in Section 10(a) below) with the Company during his employment or the two (2) years following his termination of employment for any reason.

      8. Covenant Not to Violate Corporate Confidences. Employee acknowledges that he, as an incident to his employment with and by the Company, will have access to, and become familiar with, the Company's confidential information, including, but not limited to, trade secrets, formulae, computer program source codes and documentation, methods, contracts, devices, patterns, processes, data compilations, customer data, distribution lists,


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files and business techniques.  Employee further expressly agrees and acknowledges a) that this confidential information is not generally available to the public, has been compiled by the Company at great expense and over a long period of time, and gives the Company a competitive edge over other enterprises in its field of endeavor; and b) that the Company's business will be greatly and irreparably damaged by the release or use of this confidential information outside of the Company's own business. Therefore, as a material inducement to the Company to enter into this Agreement, Employee agrees and covenants that he will not, while he is an employee or during the two (2) years following the termination of his employment for any reason, either disclose or divulge this confidential information to anyone, nor use it to compete in any way with the Company.

      9. Covenant Not to Solicit or Service. Employee also acknowledges and agrees that: a) the Company has spent significant amounts of time and money developing its list of customers; b) this list is not available to the general public or the ordinary employees of the Company; c) this list contains other information about the customers not available to the general public; d) many of the customers on this list do not have an advertised place of business; e) the Company's competitors could not recreate this list without expending substantial effort; and, f) the Company's business would be irreparably and greatly damaged by the use or dissemination of this information other than for the Company's benefit. Therefore, as a material inducement to the Company to enter into this Agreement, Employee agrees and covenants that he will not solicit or do business with, or attempt to solicit or do business with, any of the Company's Customers (as defined in Section 10(b) below), except on the Company's behalf, and, further, that he will not solicit or do business with, or attempt to solicit or do business with, any of the Company's Customers during the two (2) years following his termination of employment for any reason.

      10. Definitions. For purposes of sections 7, 8, and 9, the following defined terms shall apply:

           a) "Compete" means engaging in the same or any similar business as the Company, whether as a proprietor, partner, director, officer, employee, consultant, independent contractor, or otherwise; and,

           b) "Customers" of the Company shall mean any and all persons to whom the Company has sold, or attempted to sell, any product, or rendered or attempted to render any service, whether or not for compensation, during the five (5) years preceding Employee's termination of employment.

      11.  Enforcement.   The Company may enforce the provisions of Sections
7, 8, and 9 by suit for damages, injunction, or both, as provided in this
Section 11. Employee agrees and acknowledges that the Company would be irreparably injured by his breach of any of Sections 7, 8, and/or 9, and that the Company's damages therefore for the continuing breach thereof may not be quantifiable in monetary damages. Therefore, Employee agrees that equitable relief, including specific performance of these provisions


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via injunction, is an appropriate remedy for the breach of any of these provisions. Employee also agrees and acknowledges, however, that money damages may be appropriate remedy for any breach of Sections 7, 8, and 9. Accordingly, Employee agrees to render a full and complete accounting of the gross receipts, expenses, and net profits resulting from any breach hereof, and that he shall be liable to the Company in monetary damages equal to the greater of a) the actual profits he realizes from all such transactions; or b) fifty percent (50%) of the gross amount derived from all such transactions, such amount representing the amount of profit the Company could have derived from its own transaction of such business.

      12. Waiver of Breach. The waiver by any party hereto of any breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach by any party.

      13. Notices. Any notice required or permitted under this Agreement shall be sufficient, if in writing and a) if to the Company, upon hand-delivering same to its acting CEO or President; and if to Employee, upon hand-delivering same to Employee; or b) three (3) days after the date of a registered or certified mail receipt, or similar proof of its deposit with the U.S. Postal Service, postage prepaid, for delivery to Employee's residence or the Company.

      14. Succession. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors in interest of any kind whatsoever.

      15.  Situs.   This Agreement shall be governed by the laws of the State
of Utah, without reference to its conflict of laws provisions. Venue for any suit arising hereunder shall be in the Third Judicial District Court, in and for the State of Utah, Salt Lake County.

      16.  Section Headings.   The descriptive section headings herein have
been inserted for convenience only, and shall not be deemed to limit, expand, supplement, or otherwise affect the construction and application of any provision herein.

      IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective the day and year first written above.


English Language Learning                Employee
and Instruction System, Inc.


/s/ Francis R. Otto                      /s/ Mark Emerson
_____________________________            ___________________________
By: Francis R. Otto, Director            Mark Emerson


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/s/ David M. Rees
_____________________________
By: David M. Rees, Director